Exhibit 10.3

April 13th , 2015

James Mazany

Re:     Confidential Separation Agreement and General Release Dear James:

As you know, we have discussed your Separation “separation" from Ignite Restaurant Group, Inc. (the "Company") effective April 17th, 2015 (the "Separation Date"). The Company proposes the following separation agreement (the "Agreement"):

1.       Consideration. Subject to your compliance with the terms and conditions of this Agreement, the Company will provide you with the consideration described in Exhibit A to this Agreement. You acknowledge that you would not be entitled to receive the consideration described in Exhibit A (which is incorporated herein by reference) absent your execution of this Agreement and your fulfillment of the promises it contains.

2.         General Release.

(a)     In consideration of the benefits provided under this Agreement, you fully and completely release the Company, its affiliates and related companies, and each of their respective current and former officers, directors, shareholders, managers, members, employees, agents, employee benefit plans and fiduciaries, insurers, attorneys, successors and assigns (each a "Released Party" and collectively, the "Released Parties"), collectively, separately, and severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, known or unknown, which you have had, now have, or may have against the Released Parties (or any of them) from the beginning of time up until the date you sign this Agreement, with the exception of any claims that cannot legally be waived by private agreement. Subject to the limitations in the immediately preceding sentence, this general release of claims includes:

(i)     all claims arising under any federal, state or local statute or ordinance, constitutional provision, public policy or common law, including all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Civil Rights Act of 1866, the Civil Rights Act of 1871, Executive Order 11246, the Employee Retirement Income Security Act (with respect to unvested benefits), the Consolidated Omnibus Budget Reconciliation Act, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, 31 U.S.C. § 3730(h), the anti-retaliation provisions of Section 2IF of the Securities Exchange Act of 1934, the Texas "Labor Code (specifically including the Texas Payday Act, the Texas Anti-Retaliation Act and the Texas Commission on Human Rights Act), all as amended; all claims arising under laws relating to violation of public policy, retaliation, or interference with legal rights (including, without limitation, retaliation or interference with the right to file or pursue a claim for workers' compensation benefits); and all claims arising under other discrimination or whistleblower laws;

(ii)     all claims for compensation of any type whatsoever, including but not limited to claims for wages, bonuses, commissions, incentive compensation, vacation and/or severance;

(iii)  all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of any express or implied contract, breach of the covenant of good faith and fair dealing, promissory estoppel, tortious interference, personal injury, wrongful or retaliatory discharge, fraud, defamation, slander, libel, invasion of privacy, false imprisonment, negligent or intentional infliction of emotional distress; and

(iv)  all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs and disbursements.

(b)     The general release set forth above includes a release of any claims you may have against any of the Released Parties under the Age Discrimination in Employment Act, as amended (the "ADEA'').

(c)     You have 45 days from the date this Agreement was initially delivered to you to decide whether to sign it (the "Consideration Period"). If you decide to sign this Agreement before the expiration of the Consideration Period, which is solely your choice, you represent that your decision is knowing and voluntary.

(d)     You agree that any revisions made to this Agreement after it was initially delivered to you were either not material or were requested by you, and do not re-start the Consideration Period.

(e)      You are advised to consult with an attorney prior to signing this Agreement

(f)     You may revoke this Agreement within seven days after you have signed it. This Agreement will not become effective or enforceable until the eighth day after you have signed this Agreement without having revoked it (the "Effective Date"). In the event you choose to revoke this Agreement, you must notify the Company in writing addressed to the Company's designated agent for this purpose: Juan D. Gallegos, Vice President - Human Resources, Ignite Restaurant Group, 9900 Westpark Drive, Suite 300, Houston, Texas 77063. Any such revocation must be delivered to the Company at the foregoing address in a manner calculated to ensure receipt prior to 11:59 p.m. on the day prior to the Effective Date.

3.         Covenant Not to Sue. Except for an action brought to enforce this Agreement or to challenge the validity of your release of claims under the ADEA, to the fullest extent permitted by law, you agree to refrain from initiating or participating in any proceeding of any kind against any of the Released Parties relating to matters released in this Agreement. If any such proceeding has been initiated by you or on your behalf, you agree to use your best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Notwithstanding the foregoing, nothing in this Agreement prohibits you from filing a charge with or participating in an investigation or proceeding by the United States Equal Employment Opportunity Commission or any other governmental agency. However, you hereby irrevocably and unconditionally waive and relinquish any right to seek or recover any individual relief (including any money damages, reinstatement or other legal or equitable relief) for or on account of any of the claims released in this Agreement through any charge, complaint, lawsuit or other proceeding, whether commenced or maintained by you or by any other person or entity.

4.         Representations. You represent and warrant that (a) you have been properly paid for all hours worked and you have received all wages, bonuses, vacation pay and other benefits and compensation due (if any) from the Company; (b) you have returned all Company property in your possession or control and you have permanently deleted any Confidential Information (as defined below) stored on any networks, computers or information storage devices that are not owned by the Company but within your possession or control; (c) you have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness while employed by the Company; (d) you are not aware of any activity by the Company or any other Released Party that you believe to be unlawful or potentially unlawful; (e) you have filed no claim, charge, suit or other action or proceeding against the Company or any other Released Party; and (f) you have not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released in this Agreement.

5.         Non-Disclosure of Confidential Information. You acknowledge that during the course of your employment with the Company, you had access to trade secrets and confidential information relating to the business of the Company and its affiliates that has value to the Company and its affiliates and is not generally known to their competitors (“Confidential Information").1 Except as required by law or in response to a lawfully issued subpoena or court order (in which case you agree to notify the Company in advance of any requested disclosure unless prohibited by law), you agree to hold in confidence all Confidential Information and to not, either directly or indirectly, use or disclose any Confidential Information to any person or entity without the prior written consent of the Company. Your obligations as set forth in this Section 5 are in addition to and not in lieu of any other obligations you may have to protect Confidential Information (including, but not limited to, obligations arising under the Company's policies, ethical rules, and applicable law), and such obligations will continue for so long as the information in question continues to constitute Confidential Information. You acknowledge that any breach of your obligations under this Section 5 would cause irreparable harm to the Company, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, you agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of this Section 5.

6.         Confidentiality. To the fullest extent permitted by law, you agree that you will not disclose any of the terms of this Agreement to any individual or entity except your attorneys and tax advisors. However, nothing in this Agreement is intended to or should be interpreted as preventing you from providing truthful information to a governmental agency or as may be required in responding to a lawfully issued subpoena or court order.

7.         Non-Disparagement. To the fullest extent permitted by law, you agree not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments, or statements concerning the Company or its employees. Notwithstanding the foregoing, this does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

 ______________________

1 For purposes of this Agreement, "Confidential Information" includes, but is not limited to, methods of operation, business strategies, information concerning past, current and prospective customers, suppliers, licensees, licensors, investors and other business relations, financial information and projections, marketing and sales information, distribution and sales methods, information regarding designs and decor for restaurant premises, procedures and formulae for preparing food and beverage products, inventory methods, operating systems, financial control concepts, training techniques, methods of site selection, product analysis and selection, personnel information and similar confidential and/or proprietary information. Confidential Information includes trade secrets (as defined under Texas law) as well as information that does not rise to the level of a trade secret. However, Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others or that otherwise .1enters the public domain through lawful means.

8.           Cooperation. To the fullest extent permitted by law, you agree to cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters related to your employment period with the Company and/or its affiliates, including, without limitation, appearing at the Company's request to give truthful testimony without requiring service of a subpoena or other legal process.

9.           No Admission of Liability. The Company and its agents expressly deny that they have any liability to you, and this Agreement is not to be construed as an admission of any such liability.

l0.          Assignment. You may not assign this Agreement or any part hereof, and any purported assignment by you shall be null and void from the initial date of purported assignment. This Agreement shall be assignable by the Company and inure to the benefit of the Company and its successors and assigns.

11.         Entire Agreement: Modification. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties, and supersedes and replaces any and all other agreements, written or oral, express or implied, between you and the Company concerning the subject matter of this Agreement; provided, however, that any prior restrictive covenants between you and the Company (including, but limited to, the restrictive covenants contained in the Unit Grant Agreement dated October 16th, 2007 (the “Unit Grant Agreement”)) shall continue in effect in accordance with their terms. No provision of this Agreement may be amended, changed, altered, or modified except in writing signed by you and a duly authorized representative of the Company.

12.         Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

13.         Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Texas, irrespective of its choice of law rules.

14.         Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

15.         Non-Competition Agreement. As described in paragraph 5(a) of your Unit Grant Agreement, “during the term of Executive’s employment by the Company Group and for twelve months thereafter (the “Non-Competition Period”), Executive will not, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or consult to, advise or be employed by or connected with any person or entity engaged in or that has active plans to provide casual seafood or theme-oriented casual dining in the United States, its possessions, or Canada (collectively, the “Territory”).”

16.       Non-Solicitation Agreement. As described in paragraph 5(b) of your Unit Grant Agreement, “during the term of Executive’s employment by the Company Group and for two years thereafter (the “Non-Solicitation Period”), Executive will not, directly or indirectly, (i) solicit any person or entity that is a supplier of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between the Company Group and its Affiliates and the persons and entities with which they have business dealing or (ii) solicit for employment or hire any person who is, or at any time during the twenty-four (24) months prior to the solicitation was, an employee of the Company Group or its Affiliates.”

You agree that (i) the covenants set forth in Section 15 and 16 are reasonable in temporal and geographical scope and in all other respects, and (ii) the covenants contained herein have been made in order to induce the Company to grant you items found in Exhibit A of this document. You and the Company intend that the covenants of Section 15 and 16 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within the Territory and one for each month of the Non-Competition Period and the Non-Solicitation Period. If, at the time of enforcement of this Section 15 and 16, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, you and the Company agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by law.

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If you wish to accept the Company's offer to enter into this Agreement, please sign and date the enclosed duplicate original of this Agreement and return it to me. This offer, if not accepted, will expire at the close of business on the date that is 45 days after the date that you received this Agreement, unless an exception is granted by the Company.

Sincerely,

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Ray Blanchette

Ray Blanchette
Chief Executive Officer

ACCEPTED AND AGREED:

By:	/s/ James Mazany

James Mazany

Date:	4/21/15

EXHIBIT A

Consideration for Separation

Agreement

Subject to your compliance with the terms and conditions set forth in the attached Confidential Separation Agreement and General Release (the "Agreement"), Ignite Restaurant Group, Inc. (the "Company") will provide you with the following consideration:

1.        Separation Pay. Provided that the Agreement has been executed and become irrevocable on or before the forty fifth (45th) day following the Separation Date, the Company will pay you the gross amount of $400,000 (the "Separation Pay") plus the cash value of any accrued vacation time that remained unused as of the Separation Date (as defined in the Agreement) (together, the “Separation Pay”). The Separation Pay will be subject to applicable withholdings and will be paid in substantially equal installments over the twelve (12) month period immediately following the Separation Date (the “Severance Period”) in accordance with the Company's customary payroll practices, beginning on the Company's next regular payroll date occurring after the forty fifth (45th) day following the Separation Date; provided, that the first such installment payment shall be a lump sum payment covering all payroll periods from the Separation Date through the date of such first installment payment. The Separation Pay encompasses and is in lieu of any and all other payments and benefits that may be owed to you by the Company.

2.        Executive Outplacement Services. Upon receipt of your signed Agreement, you will receive up to 12 months of outplacement services provided by Right Choice, Incorporated.

3.        Equity. Upon receipt of your signed Separation Agreement, we will execute the vesting of all current unvested Restricted Stock Awards (RSA) previously granted. The total number of RSAs that will be considered vested will be 34,260 shares (30,000 shares left unvested from the 12/6/2013 grant, 4,260 shares left unvested from the 6/19/2014 grant).

4.        Relocation. The Company will waive all its rights to seek reimbursement for any expenses reimbursed to you or paid on your behalf by the Company under the terms of the Relocation Agreement signed on January 15, 2015 (copy of signed Relocation Agreement attached).

5.        COBRA Coverage. Effective on the day following your last day of coverage as an active employee of the Company under the Company's group health plans (the "Coverage Start Date") and ending on the date that is nine (12) months coinciding with the severance period (as applicable), following the Coverage Start Date (the "Coverage Period"), you shall be entit1ed to continue your group medical and dental coverage for yourself and your related "qualified beneficiaries" (as such term is defined in COBRA) under the applicable group medical and dental plan(s) of the Company in which you and your qualified beneficiaries were enrolled immediately prior to the Coverage Start Date in accordance with COBRA and other applicable laws; provided, that (a) you timely make a COBRA election in accordance with the requirements of COBRA and the Company's COBRA election procedures, and (b) you timely pay the applicable monthly COBRA premium. If you pay the applicable COBRA premium during the Coverage Period, the Company shall reimburse you for a portion of the COBRA premiums paid during the Coverage Period such that you shall pay the same premium cost for COBRA coverage under this paragraph as a similarly situated active employee of the Company would pay for identical non-COBRA coverage under the applicable group medical or dental plan(s) of the Company. Upon the expiration of the Coverage Period, you and your qualified beneficiaries may continue your COBRA coverage under the Company’s group medical and dental plans for the remainder of the statutory period of COBRA coverage at your sole expense without any reimbursement from the Company. For purposes of this paragraph, "COBRA" means Section 4980B of the Internal Revenue Code of 1986, as amended, and Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended.

6.        Section 409A. Payments pursuant to the Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code and accompanying regulations ("Section 409A"}, and the provisions of the Agreement will be administered, interpreted and construed accordingly. Any payments under the Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment pursuant to the Agreement shall be treated as a separate and distinct payment. The Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of. Section 409A.

7.        Life Insurance. During the Severance Period, in addition to the provisions above, you shall be entitled to keep in place your voluntary term life insurance subject to applicable withholdings (for the payment of the premiums for such policy) and paid in installments on the same basis as prior to the separation date and in accordance with the Company's customary practices.